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                                 GRANT AGREEMENT

Agreement made this 22nd day of December 2005, by and among SOL PRICE ("Donor"), SOL AND HELEN PRICE TRUST DATED FEBRUARY 20, 1970 ("SHPT") and SAN DIEGO REVITALIZATION CORPORATION, a California non-profit public benefit corporation ("Donee").

                                    RECITALS

A)      Donor is a trustor and trustee of SHPT.

B)      Donee is a charitable foundation, tax exempt under Internal Revenue Code
        Section 501(c)(3).

C) On the date of this Agreement, Donor is making a charitable gift to Donee by having shares of PriceSmart Inc. common stock, in the name of SHPT, transferred to Donee as follows:

        a)      CERTIFICATES HELD BY DONOR.

                CERTIFICATE #

                PS 0391  700,000 Shares
                PS 0489  249,975 Shares

        b)      SHARES HELD BY BROKER.

                257,000 shares held in a brokerage account at Morgan Stanley.

NOW THEREFORE, the parties agree as follows.

1. Donee accepts the gift of PriceSmart Inc. common stock referred to in Recital Paragraph (C) above (the "Gift Shares").

2. Donor and SHPT agree that for a period of one (1) year after the gift has been made neither Donor nor SHPT will dispose of any PriceSmart Inc. common stock to the extent that the disposition would impinge upon Donee's ability to sell the maximum number of Gift Shares that the Donee may be permitted to sell within the volume limitations of Rule 144 of the General Rules and Regulations promulgated under the Securities Act of 1933, without consent of the Donee.

3. If Donee decides to sell any Gift Shares within one (1) year after the gift has been made, as permitted under Rule 144, Donor and SHPT will take all actions reasonably necessary to confirm the right of Donee to sell such Gift Shares, including the procurement, at Donor's expense, of an opinion of counsel regarding free transferability.

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4.      Donor and SHPT represent that they presently do not have any intentions to sell any PriceSmart Inc. common stock held by them.

5. Any decision by Donee to sell or otherwise dispose of the Gift Shares may be made by Donee in its sole and absolute discretion.

Executed as of the date first written above.


  /s/ Sol Price                             SAN DIEGO REVITALIZATION CORPORATION
-----------------------------
  SOL PRICE

                                            by /s/ Kathy Hillan
                                              -----------------------------

SOL AND HELEN PRICE TRUST
DATED FEBRUARY 20, 1970


by /s/ Sol Price
  ---------------------------
   Sol Price - Trustee




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